Intersections Inc. To Expand Identity Theft Protection Services to
Corporate Brands and Products with the Acquisition of Net Enforcers, Inc.

          Proprietary technology detects illegal trademark and copyright abuse, product sales violations

CHANTILLY, VA — November 12, 2007— Intersections Inc. (NASDAQ: INTX) today announced it has signed a definitive agreement to purchase 100% of the outstanding shares of Net Enforcers, Inc. Net Enforcers is a leading provider of corporate identity theft protection services, including online brand monitoring, online auction monitoring and enforcement, intellectual property monitoring and other services. Through a combination of proprietary technology and specialized business processes, Net Enforcers helps corporate brand owners prevent illegal trademark and copyright abuse, counterfeit product and service sales, grey market sales, channel policy violations, and other business risks of the online world.

Counterfeiting and brand and product fraud cost corporations and consumers billions of dollars each year and create substantial and life threatening hazards to consumers due to illegal pharmacy products and non-approved hazardous electronics. “Net Enforcers complements our industry leading, consumer-focused identity theft protection services with a world class offering of corporate identity theft protection services,” said Michael Stanfield, CEO of Intersections Inc. “Combined with our existing data breach response and background screening services, we are building a portfolio of first class services designed to meet the needs of corporate security officers on a worldwide basis.”

The aggregate purchase price to be paid in connection with the acquisition of Net Enforcers at closing is approximately $14.0 million in cash, less any unpaid indebtedness and transaction expenses of Net Enforcers as of the closing date, and is subject to adjustment based on certain closing cash amount, debt, working capital and net asset targets as of the closing date. Additional cash earnout payments of up to $3.5 million may also be made based on specific EBITDA and net revenue targets during the first five years following the acquisition. Intersections intends to finance the acquisition with advances under its credit facility, subject to its lender’s consent. Intersections expects the transaction to close (subject to satisfaction of closing conditions) in the fourth quarter of fiscal year 2007. Net Enforcers will continue to be led by its founder and Chief Executive Officer, Joseph Loomis.

“Bringing together Net Enforcers’ domain expertise and product development capabilities, with Intersections’ resources and contacts in the global security community, will make for a powerful combination that should accelerate the growth of both companies,” said Net Enforcers founder and Chief Executive Officer, Joseph Loomis.

Additional information about Net Enforcers’ product offerings can be found on the company’s website at www.NetEnforcers.com.

About Intersections Inc.

Intersections Inc. (NASDAQ: INTX) is a leading provider of branded and fully customized identity management solutions. By integrating its technology solutions with its comprehensive services, Intersections safeguards more than 7 million customers, who are primarily obtained through marketing partnerships and consumer-direct marketing of the company s IDENTITY GUARD® brand. Intersections also provides consumer-oriented insurance and membership products through marketing partnerships with the major mortgage servicers in the United States as well as other financial institutions through its subsidiary, Intersections Insurance Services Inc. Additionally, through majority-owned Screening International LLC, Intersections provides pre-employment background screening services domestically and internationally in partnership with Control Risks Group Limited of the United Kingdom.

Safe Harbor Statement

Certain statements in this press release, which are not historical facts, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include statements relating to the potential benefits of the acquisition and future plans, results, performance, expectations, achievements and the like and involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the satisfaction of the closing conditions set forth in the definitive stock purchase agreement, the risk that the benefits arising out of the acquisition may be less than anticipated, the Company’s ability to successfully integrate the operations of Net Enforcers into Intersections’ business, the impact of the acquisition on the Intersections’ financial performance, and the risks disclosed in Intersections’ filings with the U.S. Securities and Exchange Commission. The information set forth herein speaks only as of the date hereof, and Intersections undertakes no obligation to revise or update any forward-looking statements.